EXHIBIT 10.1

AECOM TECHNOLOGY CORPORATION CHANGE IN CONTROL SEVERANCE POLICY FOR KEY EXECUTIVES

SCHEDULE A

(Updated as of November 15, 2016)

Key Executive	Severance Payment Multiple
Michael S. Burke	2 Times
Stephen M. Kadenacy	1.5 Times
Daniel P. McQuade	1.5 Times
Frederick W. Werner	1.5 Times
Randall A. Wotring	1.5 Times
Carla J. Christofferson	1.5 Times
Mary E. Finch	1.5 Times
William T. Rudd	1.5 Times